Investor Relations

Contact:

David Baggs, Investor Relations
904-359-4812

Garrick Francis, Corporate Communications 877-835-5279

CSX CORPORATION ANNOUNCES NOTICE OF PURCHASE OPTION

FOR CONVERTIBLE DEBENTURES

JACKSONVILLE, Fla., Sept. 24, 2008 – CSX Corporation (NYSE: CSX) today announced that it has notified holders of its Zero Coupon Convertible Debentures Due October 30, 2021 of the company’s obligation to purchase any of the debentures for $887.94 per $1,000 principal amount at maturity of the debentures for which a purchase notice is properly delivered to the company before 12 midnight, Eastern time, Oct. 23, 2008 and not withdrawn before 5 p.m., Eastern time, Oct. 28, 2008. If the debentures are required to be purchased by CSX, they will be purchased for cash, paid promptly following the later of Oct. 30, 2008, or the book-entry transfer of the debentures to The Bank of New York Mellon Trust Company, N.A., as trustee for the debentures. The procedures that holders must follow in electing to require CSX to purchase their debentures are set forth in the debentures and have been provided in a notice delivered to holders through The Depository Trust Company by the trustee. A copy of the notice is also posted at the company’s website, www.csx.com.

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company’s website, www.csx.com.

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